Important Notice

Information contained in this website is current as of December 18, 2023.

Cautionary Statement on Forward-Looking Statements This website contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the offer. Wyndham claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of hereof. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: factors relating to the offer; general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the effects from the coronavirus pandemic, including the impact on Wyndham's business, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the SEC and subsequent reports filed with the SEC. Wyndham undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

Important Additional Information

This website is not an offer to purchase or a solicitation of an offer to sell any securities or the solicitation of any vote or approval. Wyndham Hotels & Resorts, Inc. ("Wyndham" or the "Company") has filed with the U.S. Securities and Exchange Commission (the "SEC") a solicitation/recommendation statement on Schedule 14D-9. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to Company stockholders. COMPANY STOCKHOLDERS ARE ADVISED TO READ THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Company stockholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by the Company in connection with any exchange offer by Choice Hotels International, Inc. or one of its affiliates, free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from the Company by directing a request to Matt Capuzzi, Senior Vice President, Investor Relations at matthew.capuzzi@wyndham.com or by calling 973.753.6453.

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company's 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting"). The Company's stockholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company's stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at the Company's website at https://investor.wyndhamhotels.com.

Certain Information Concerning Participants

Wyndham and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the Company's directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC on February 16, 2023 and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2023

To the extent holdings of the Company's securities have changed since the filing of the Company's most recent Annual Report on Form 10-K or the Company's most recent definitive Proxy Statement on Schedule 14A, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Updated information relating to the foregoing will also be set forth in the Company's proxy statement and other materials to be filed with the SEC for its 2024 Annual Meeting. These documents can be obtained free of charge from the sources indicated above.

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WYNDHAM HOTELS & RESORTS

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No Room for Wrong Choice

A Standalone Wyndham is a Better Path

The Wyndham Board unanimously recommends Wyndham shareholders NOT tender shares in the exchange offer. Wyndham has a strong, proven track record of value creation and superior organic growth prospects without a transaction with Choice, which currently undervalues the company, creates asymmetrical regulatory, valuation and business risk to shareholders and other stakeholders and is strongly opposed by franchisee owners.

Wyndam's Superior Standalone Plan
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Inadequate Offer Value and Consideration
LEARN MORE ›

Uncertain Regulatory Timeline and Outcome
LEARN MORE ›

Strong Opposition from Franchisees
LEARN MORE ›



No Room for Wrong Choice
A Standalone Wyndham is a Better Path
Strong Track Record of Value Creation
95+% Segment-leading retention rate
3% YOY organic net room growth
9% YTD pipeline growth
6% Adjusted EBITDA growth
~100% Free cash flow conversion
Offer Ignores Wyndham's Standalone Growth Prospects
Global growth potential from iconic brand recognition
Segment-leading retention built on an Owner-First philosophy
US portfolio best-positioned to capture increased share of $1.5T of Federal infrastructure spend
Industry's fastest-growing new brand launch: ECHO Suites Extended Stay
Record development pipeline across 60+ countries
Compelling ancillary revenue growth opportunities
7-8% Adjusted EBITDA growth expected in 2024
7-10% Adjusted EBITDA CAGR through 2026
$1.4 Billion Available capital through 2025
Wyndham Board Recommends Shareholders REJECT Highly Conditional Offer with Uncertain Timing and Regulatory Risk
Uncertain and prolonged regulatory timeline → significant business risk
Strong, public franchisee opposition
More compelling value on standalone basis
Shareholders exposed to volatility in Choice stock
Subject to litany of conditions = high uncertainty of consummation
Franchisees and Equity Analysts Agree
"The merger of the two brands would reduce competition, especially in this economy, limited-service segment, and really to the detriment of the franchisee hotel owners."
Laura Lee Blake, CEO, AAHOA
"I don't believe Choice has the talent or the desire to instill an owner-first philosophy into their organization."
Franchisee, Florida
"I have great respect and trust in Wyndham's current management team, which is borne out of experience. There is significant risk that a change to Choice would be a step backward."
Franchisee, Pennsylvania and West Virginia
"We believe WH is better positioned as a standalone given improving fundamentals in room growth and international opportunity."
Wall Street Research Analyst
Visit https://staywyndham.com/ to learn more
WYNDHAM HOTELS & RESORTS

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Contacts

Investor Relations

Matt Capuzzi
Senior Vice President, Investor Relations
T 973.753.6453
ir@wyndham.com

Jonathan Salzberger/Scott Winter
Innisfree M&A Incorporated
T 212.750.5833

Media Inquiries

Máire Griffin
Senior Vice President, Global Communications
T: 862.246.9918
Maire.Griffin@wyndham.com

Danya Al-Qattan/Stephen Pettibone/Paul Scarpetta
FGS Global
Wyndham@fgsglobal.com

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Inadequate Offer Value and Consideration

Choice's Offer is Inadequate and the Consideration Mix includes Fully Valued Choice Stock

Choice stock is at significant risk for further price degradation, with a slower-growing business and a pro-forma constrained balance sheet with above-market leverage levels.

- Attempt to Mask Anemic Organic Growth: Choice is trying to acquire Wyndham's capabilities and contributions without paying adequate value to Wyndham shareholders.
- Exposure to Falling Choice Stock: The 45% stock component of the offer is subject to volatility and exposes Wyndham shareholders to excessive risks, with Choice stock already declining 12% since its initial public offer.
- Poor Street Ratings: ~70% of covering research analysts rating Choice as a "sell" or "hold" stock, whereas 92% of covering analysts rate Wyndham as a "buy."
- High Leverage Diminishes Further Growth: The offer would result in excessive, above-market leverage levels in the combined company, constricting available capital to invest in growth initiatives.

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Materials

PRESS RELEASES

Wyndham Board Urges Shareholders to Reject Inadequate and Highly Conditional Choice Exchange Offer
December 18, 2023

Wyndham Confirms Receipt and Review of Unsolicited Exchange Offer from Choice
December 12, 2023

Wyndham Board Determines New Choice Letter is Step Backwards
November 21, 2023

Wyndham Board of Directors Rejects Unsolicited Proposal from Choice
October 17, 2023

PRESENTATIONS

Wyndham's Standalone Plan Provides Significant Upside to Choice's Offer
December 18, 2023

A Choice That's No Choice At All
December 18, 2023

Wyndham Hotels & Resorts Rejects Choice Hotels' Unsolicited Offer
October 26, 2023

INFOGRAPHICS

No Room For Wrong Choice
December 18, 2023

Choice's Letter: After Nearly a Full Month, A Step Backwards
November 21, 2023

SEC FILINGS

Wyndham Hotels & Resorts, Inc. SEC Filings

Schedule 14D-9
December 18, 2023

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Strong Opposition from Franchisees

Franchisees Are Strongly Opposed to a Transaction

Franchisees have vehemently expressed their opposition to a proposed transaction, which heightens the level of business risk and risk of FTC scrutiny

- **Overwhelmingly Negative Reaction:** Franchisees are concerned with the lack of owner-first philosophy from Choice and have expressed explicit opposition to Choice's proposals over the past few months.
  - "When I heard the news, I almost stopped construction on my new La Quinta/Hawthorn hotel. If this deal goes through, I believe the value of my property will go down." – Franchisee, Texas
  - "I don't believe Choice has the talent or the desire to instill an owner-first philosophy into their organization." – Franchisee, Florida
  - "Choice Hotels would care less about franchisees' profit – they are solely focused on profits for themselves. In my 25 years with Choice, it was rare to non-existent to have a relationship with their senior leadership." – Franchisee, Massachusetts
- **AAHOA Opposition:**
  - Asian American Hotel Owners Association (AAHOA), which represents roughly two-thirds of Wyndham and Choice franchisees, has also been vehemently opposed to a potential combination, noting that having one franchisor control so many economy and midscale hotels would be "highly disruptive."
  - According to a recent AAHOA survey of more than 1K AAHOA members, ~80% of Choice and Wyndham franchisees believe a merger would have a "negative impact" on their business and ~75% of AAHOA members that own both Choice and Wyndham franchised hotels also think the merger would "hurt their business."

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Uncertain Regulatory Timeline and Outcome

Uncertain Regulatory Timeline and Outcome

Choice's offer involves an uncertain regulatory timeline and outcome that creates asymmetrical risks for Wyndham shareholders

- Largest U.S. Provider of Hotel Franchise Services: Choice's Offer would create the largest U.S. provider of hotel franchise services in the chainscales that serve middle-income guests – economy and midscale – with over 55% market share in each, resulting in significant uncertainty as to whether the FTC or courts would ever clear the transaction.
- Exposed Risk for Shareholders During Review: Any extended period between announcement and closing or termination of the transaction exposes Wyndham and its shareholders to meaningful risks, including:
  - *New business development disruption and deterioration in segment-leading retention rates resulting in impaired earnings growth*
  - *Competitors – including Choice – capitalizing on franchisee uncertainty during a potential review period*
  - *Stagnated development of industry's fastest-growing new brand, ECHO Suites Extended Stay by Wyndham*
  - *Challenges attracting and retaining team members*
- FTC Investigation: The FTC already opened a preliminary investigation into the transaction – even before there was an exchange offer or transaction – which is additional evidence of antitrust concerns, a prolonged review process and uncertain outcome.
- Amplified Antitrust Risk: Choice's public offer in October has amplified the antitrust risk across the franchisee community and with the FTC. As a result, it has become apparent that the risk and the potential damage to Wyndham and its shareholders would be overwhelming.

LEARN MORE: A Choice That's No Choice At All >

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Wyndham's Superior Standalone Plan

Wyndham's Standalone Plan Provides Significant Upside to Choice's Offer

Wyndham's growth opportunity, consistent with our published guidance in October 2023, could provide up to $44 of incremental share price appreciation and represents a far more compelling value than Choice's $85 offer.

- Market-Driven Current Price: Wyndham's share price performance is in-line with the broader lodging market, where the average share price across peers has increased ~17% since October 16 (the day prior to the announcement of Choice's proposal), and is not a result of the proposal, given the market's perception that a transaction is unlikely to occur.
- Standalone Value of Identified Organic Growth Initiatives: Wyndham's realization of underway initiatives is expected to produce 7-10% adjusted EBITDA CAGR through 2026, creating ~$20 per share in potential incremental value.
- Standalone Value of Near-Term Free Cash Flow Generation: Wyndham's strong free cash flow generation over the next two years exceeds $700 million, which can be deployed for organic or inorganic growth opportunities and could result in potential incremental value per share of ~$8.
- Standalone Balance Sheet Capacity: Wyndham has significant leverage capacity beyond free cash flow, which can be used to fund incremental growth opportunities. Increasing leverage to just 3.5x over the next two years provides an additional ~$700 million, deployment of which could result in further increase in share price by ~$8.
- Long-Term Multiple Expansion Driven by Growth: Given current trading levels relative to peers, a 1.0x multiple uplift could have a substantial impact on value to shareholders, potentially increasing share price by ~$8 per share.

LEARN MORE: Wyndham's Standalone Plan Provides Significant Upside to Choice's Offer >

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